UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DATA443 RISK MITIGATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	86-0914051
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

101 J Morris Commons Lane, Suite 105

Morrisville, North Carolina 27560

(Address of Principal Executive Offices) (Zip Code)

LANDSTAR, INC. 2019 OMNIBUS STOCK INCENTIVE PLAN

(Full title of the plan)

Jason Remillard

Chief Executive Officer

101 J Morris Commons Lane, Suite 105

Morrisville, North Carolina 27560

(919) 858-6542

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

SPECTRUM LAW GROUP, APC

23 Corporate Plaza, Suite 150

Newport Beach, California 92660

(949) 851-4300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price (3)(4)	Proposed Maximum Aggregate Offering Price (3)(4)	Amount of Registration Fee (3)(4)
Common Stock, $0.001 par value	20,000,000 shares	$0.036	$720,000	$93.46

(1) Represents 20,000,000 additional shares under the LandStar, Inc. 2019 Omnibus Stock Incentive Plan (the “Plan”).

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is deemed to include additional shares issuable under the terms of the Plan to prevent dilution resulting from any future stock split, stock dividend or similar transaction.

(3) Estimated solely for the purpose of calculating the registration fee.

(4) Calculated pursuant to Rule 457(c) and (h). Accordingly, the price per share of the common stock offered hereunder pursuant to the Plan is based on 20,000,000 additional shares reserved for issuance under the Plan at a price per share of $0.036, which is the average of the high and low prices of the Registrant’s common stock on the OTC Pink Market on April 15, 2020.

EXPLANATORY NOTE

Registration of Additional Securities

This Registration Statement on Form S-8 is being filed for the purpose of registering the offer and sale of an additional 20,000,000 Common Shares, $0.001 par value per share, of DATA443 RISK MITIGATION, INC. (the “Registrant”) which may be issued under the Registrant’s LandStar, Inc. 2019 Omnibus Stock Incentive Plan (the “Plan”). In accordance with General Instruction E to Form S-8, this Registration Statement on Form S-8 registers additional securities of the same class as other securities for which registration statements on Form S-8 have previously been filed and are effective. We are filing this Registration Statement on Form S-8 to register an additional 20,000,000 shares of our common stock under the Plan, as determined by our Board of Directors.

Accordingly, this Registration Statement incorporates by reference the contents of the Registrant’s following Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”), except in each case for Item 8, Exhibits:

Registration Statement on Form S-8 (File No. 333-231615), filed with the SEC on 20 May 2019 by the Registrant, relating to the Registrant’s LandStar, Inc. 2019 Omnibus Stock Incentive Plan.

PART I

The Registrant is not filing or including in this Registration Statement the information called for in Part I of Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows the Registrant to “incorporate by reference” the information the Registrant files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with (rather than furnished to) the SEC will update and supersede this information. The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

●	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the SEC on August 14, 2019;

●	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, filed with the SEC on November 14, 2019;

●	The Registrant’s Current Reports on Form 8-K, filed with the SEC on June 20, 2019; June 26, 2019; September 20, 2019; October 30, 2019; January 29, 2020; and, April 14, 2020; and

●	The description of the Registrant’s Common Stock contained in its registration statement on Form 10-A filed with the SEC on April 24, 2019, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under our Bylaws, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Without limiting the application of the foregoing, our board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Registrant would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Registrant or any of our affiliated enterprises. We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 8.	Exhibits.

The following documents are included as part of this Registration Statement.

Exhibit Number	Description

4.1	Articles of Incorporation of LandStar, Inc., dated May 4, 1998 (incorporated by reference to Exhibit 3.(I) of Registrant’s Registration Statement on Form 10-SB filed with the SEC on 04 January 4 2000).

4.2	Amended and Restated Articles of Incorporation of LandStar, Inc., dated May 1, 2018 (incorporated by reference to Exhibit 3.2 of Registrant’s Registration Statement on Form 10-12G (File No. 000-30542) filed with the Commission on January 11, 2019).

4.3	Certificate of Amendment to Amended and Restated Articles of Incorporation of the Company, dated June 20, 2019, incorporated by reference to Exhibit 3.1 to Form 8-K as filed by the Company with the Securities and Exchange Commission on June 26, 2019.

4.4	Certificate of Amendment to Articles of Incorporation of the Company, dated October 14, 2019, incorporated by reference to Exhibit 3.1 to Form 8-K as filed by the Company with the Securities and Exchange Commission on October 30, 2019.

4.5	Certificate of Designation for Preferred Series A Stock of the Company, dated May 28, 2008, incorporated by reference to Exhibit 3.3 to Form 10/A as filed by the Company with the Securities and Exchange Commission on April 24, 2019.

4.6	Amendment to Certificate of Designation for Preferred Series A Stock of the Company, dated April 27, 2018, incorporated by reference to Exhibit 3.4 to Form 10/A as filed by the Company with the Securities and Exchange Commission on April 24, 2019.

4.7	Bylaws of LandStar, Inc. (incorporated by reference to Exhibit 1 of Registrant’s General Form for Registration of Securities of Small Business on Form 10-SB (File No. 000-30542) filed by the Registrant with the Commission on January 4, 2000.)

4.8	First Amendment to Bylaws of LandStar, Inc. (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K (File No. 000-30542) filed with the Commission on May 20, 2019).

4.9	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of Registrant’s Current Report on Form 8-K (File No. 000-30542) filed with the Commission on June 26, 2019).

5.1*	Opinion of Spectrum Law Group, APC.

23.1*	Consent of Thayer O’Neal Company, LLC, Independent Registered Certified Public Accounting Firm.

23.2*	Consent of Spectrum Law Group, APC (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1	LandStar, Inc. 2019 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed with the SEC on 20 May 2019).

* Filed herewith

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, North Carolina, on the 16th day of April, 2020.

DATA 443 RISK MITIGATION, INC.

By:	/s/ Jason Remillard
JASON REMILLARD,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Jason Remillard with full power to act without the other, his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his/her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Remillard	President;	April 16, 2020
JASON REMILLARD	Chief Executive Officer